Exhibit 8.1

                 [ LONG, ALDRIDGE & NORMAN LETTERHEAD ]




                             ____________, 1995



The Actava Group Inc.
945 East Paces Ferry Road
Suite 2210
Atlanta, Georgia 30326

Ladies and Gentleman:

     You have requested our opinion as to whether the current holders (the "Actava Stockholders") of outstanding capital stock of The Actava Group Inc. ("Actava") will recognize gain or loss with respect to their capital stock of Actava as a result of the following proposed mergers: (i) the proposed merger of Orion Pictures Corporation ("Orion") with and into OPC Merger Corp., a wholly owned subsidiary of Actava ("OPC Mergerco"), with OPC Mergerco being the surviving corporation, (ii) the proposed merger of MCEG Sterling Incorporated ("Sterling") with and into Actava, with Actava being the surviving corporation, and (iii) the proposed merger of Metromedia International Telecommunications, Inc. ("MITI") with and into MITI Merger Corp., a wholly owned subsidiary of Actava ("MITI Mergerco"), with MITI Mergerco being the surviving corporation (such mergers are individually referred to as the "Orion Merger," the "Sterling Merger" and the "MITI Merger," respectively, and collectively referred to as the "Mergers").

     In reaching the opinions expressed below, we have reviewed and relied on, and assumed the accuracy of, the following: (i) the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of September 27, 1995, by and among Actava, Orion, Sterling, MITI, OPC Mergerco and MITI Mergerco, and each statement, representation and warranty therein, (ii) the Joint Proxy Statement/Prospectus with all amendments thereto of Actava, Orion, Sterling and MITI (the "Joint Proxy Statement") filed with the Securities and Exchange Commission on September 28, 1995, and each statement therein, and (iii) the matters set forth in representation letters dated the date hereof addressed to us in connection with the opinion set forth below from Actava, Orion, Sterling and Metromedia Company. We have also reviewed and relied on such other information and materials as we have deemed appropriate.

     We have assumed that the Merger Agreement has been duly executed by the parties thereto and constitutes the valid and legally binding obligation of such parties, that the Merger Agreement has not been amended or modified, that the parties to the Merger Agreement will act in accordance therewith, that the Mergers will be consummated in accordance therewith, and that there are no other agreements or understandings among the parties in connection with the subject matter thereof.


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     Based upon and subject to the foregoing, it is our opinion that, as a result of the Mergers, the Actava Stockholders will not recognize gain or loss with respect to their capital stock of Actava for United States federal income tax purposes.

     We express no opinion concerning any United States, state, local or foreign tax matter relating to the Mergers and the other transactions described in the Joint Proxy Statement except as expressly set forth above.

     The above opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, and on current interpretations of the Code and such regulations. The Code, the regulations and the interpretations described above are subject to change at any time, possibly with retroactive effect. Any such change could alter the conclusions of the opinion set forth above.

     This letter is furnished by us solely for your benefit and the benefit of the Actava Stockholders and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Joint Proxy Statement within the meaning of the term "Expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                             Very truly yours,



                                             LONG, ALDRIDGE & NORMAN